EXHIBIT 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
DECLARATION OF QUARTERLY CASH DIVIDEND

Philadelphia, Pennsylvania (August 19, 2015) -- Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.03 per share on the common stock of the Company, payable on September 22, 2015 to the shareholders of record at the close of business on September 8, 2015.

Joseph R Corrato, President stated "We continue to execute on our commitment to enhance shareholder value utilizing cash dividend payments and continued stock repurchases. The Company also continues to maintain a strong capital position." As of today we have completed our first publicly announced repurchase plan consisting of a total of 950,000 shares of our common stock that commenced in October 2014.  In addition, we have also purchased 30,184 shares pursuant to the second repurchase plan that was announced during July 2015.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates five full service offices in Philadelphia, one office in Drexel Hill, and one office in Chalfont, Pennsylvania.  At June 30, 2015, the Company had assets totaling $503.8 million, liabilities totaling $381.8 million and $122.0 million of shareholders' equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Joseph R. Corrato, President, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

Jack Rothkopf, SVP/CFO, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.